Exhibit 99.1

NEWS RELEASE

NRG Energy Refreshes Board
to Strengthen Customer Focus

•	New Directors Matthew Carter and Heather Cox Bring Fresh Perspectives and Additional Skills as NRG Makes Turn to More Customer-Focused Business

•	Retiring Directors are Walt Young, Evan Silverstein and Barry Smitherman

PRINCETON, N.J. – March 7, 2018 – NRG Energy (NYSE: NRG) today announced changes to its Board of Directors, including the immediate retirement of Walt Young, Evan Silverstein and Barry Smitherman and the appointment of two new independent directors: Matthew Carter and Heather Cox. Following these changes, the Board size will be reduced to 12 directors.

“We are very pleased to welcome these two new independent directors to the Board, at a time when NRG is evolving its business to a more customer-focused approach. Their expertise and perspectives will serve NRG well going forward. On behalf of the Board and the entire company, I want to thank Walt, Evan and Barry for their dedicated leadership and unwavering commitment to NRG during their tenure,” said Larry Coben, NRG Board Chairman.

About the new directors:

Matthew Carter
Mr. Carter served as President and Chief Executive Officer and a director of Inteliquent, Inc., a publicly-traded provider of voice telecommunications services, from June 2015 until February 2017 when Inteliquent, Inc. was acquired. He served as President of the Sprint Enterprise Solutions business unit of Sprint Corporation, a publicly-traded telecommunications company, from September 2013 until January 2015 and, prior to that, as President, Sprint Global Wholesale & Emerging Solutions at Sprint Nextel Corporation. Mr. Carter is also a director of USG Corporation. He is a former director of Apollo Education Group, Inc. and Inteliquent, Inc. and has significant marketing, technology and operational experience in customer-focused businesses.

Heather Cox
Ms. Cox has most recently served as Executive Vice President, Chief Technology & Digital Officer of United Services Automobile Association, Inc. from October 2016 to March 2018. In 2017, Ms. Cox was ranked no. 3 on American Banker’s List of The Women to Watch. Ms. Cox served as Chief Executive Officer, Head of Citi FinTech of Citigroup, Inc. from November 2015 to October 2016, and as Chief Client Experience, Digital and Marketing Officer, Global Consumer Bank of Citigroup, Inc. from April 2014 to November 2015. Prior to that, Ms. Cox served at Capital One Financial Corporation for six years, most recently as Executive Vice

President, US Card Operations, Capital One from August 2011 to August 2014. Ms. Cox also served in various managerial and executive roles at E*Trade Financial for approximately ten years. Ms. Cox is able to provide the Board with significant insight based on digital and technology transformation, innovation, machine learning, artificial intelligence, and data and analytics experience.

As part of its pivot to greater consumer focus for both large and small customers, NRG continues on its three-year, three-part Transformation Plan aimed at reducing costs, optimizing the company’s portfolio, and improving its capital structure. According to retiring NRG Board member Barry Smitherman, “As NRG evolves, this is an ideal time to refresh the Board and underscores the confidence in management and Board of Directors to guide the company through the execution of the Transformation Plan and beyond.” Mr. Smitherman will continue his involvement with NRG as a consultant to the company on a variety of government and regulatory matters.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of our diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 500 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we implement sustainable solutions for producing and managing energy, developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost three million residential and commercial customers throughout the country. More information is available at www.nrg.com. Connect with NRG Energy on Facebook and follow us on Twitter @nrgenergy.

Media:            Investors:
Marijke Shugrue        Kevin L. Cole, CFA
609.524.5262         609.524.4526

Lindsey Puchyr
609.524.4527